Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ACQUIRES AN OWNERSHIP INTEREST

IN THE BOSTCO HOUSTON SHIP CHANNEL TERMINAL PROJECT

December 20, 2012	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) announced that effective today it acquired a 42.5% ownership interest for approximately $79 million in Battleground Oil Specialty Terminal Company LLC (BOSTCO), which is developing a new black oil terminal facility on the Houston Ship Channel for handling residual fuel, feedstocks, distillates and other black oils.  In connection with its acquisition, TLP has committed to make its pro rata share of the future capital contributions required to complete the initial phase of the BOSTCO project.  The initial phase of the BOSTCO project, which is supported by long term contracts with customers, involves construction of 50 storage tanks with approximately 6.1 million barrels of storage capacity at an estimated cost of approximately $425 million.  The BOSTCO facility’s docks will benefit from one of the deepest vessel drafts and nearest access points in the Houston Ship Channel and will be well positioned to capitalize on increasing exports of petroleum related products.  Our investment in BOSTCO was funded with cash on hand and borrowings under our amended and restated senior secured credit facility provided by a syndicate of banks.  In connection with our investment in BOSTCO, our credit facility was amended to increase the maximum revolving credit amount from $250 million to $350 million.

“TransMontaigne is excited to be able to rejoin Kinder Morgan in the BOSTCO project.  This project will significantly increase our asset base and is expected to be accretive to the distributable cash flow of the Partnership once terminal operations commence.” said Charles Dunlap, Chief Executive Officer of TransMontaigne’s general partner.   “This state of the art oil products storage terminal with deep water access will give us an important foothold in the Houston Ship Channel with the opportunity to add capacity in later phases at attractive rates of return.”

The BOSTCO facility is scheduled to begin initial commercial operation in the fourth quarter of 2013.  Completion of the full 6.1 million barrels of storage capacity and related infrastructure is scheduled for early 2014. A subsidiary of Kinder Morgan Energy Partners, L.P. (NYSE:  KMP) will manage the day to day operations of the BOSTCO project.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the

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www.transmontaignepartners.com

expectations related to BOSTCO reflected in such forward-looking statements are based on reasonable assumptions, actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to, adverse changes in general economic or market conditions, construction delays or cost overruns, and competitive factors such as pricing pressures and the entry of new competitors. Morgan Stanley’s approval of our investment in BOSTCO was based on the specific facts and circumstances of our investment in BOSTCO and is not indicative of whether Morgan Stanley will approve any other acquisition or investment that we may propose. Additional important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in TransMontaigne Partners’ Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 31, 2011, filed with the Securities and Exchange Commission on May 3, 2012. The company assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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